AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER __, 2007

Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

____________________

KANSAS CITY POWER & LIGHT COMPANY
(Exact name of registrant as specified in its charter)
Missouri	44-0308720
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1201 Walnut Street Kansas City, Missouri 64106-2124 (816) 556-2200
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
 __________________________
Mark G. English
General Counsel and Assistant Corporate Secretary
Great Plains Energy Incorporated
1201 Walnut Street
Kansas City, Missouri 64106-2124
(816) 556-2200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Richard W. Astle Sidley Austin LLP One South Dearborn Street Chicago, Illinois 60603	Daniel G. Kelly, Jr. Julia K. Cowles Davis Polk & Wardwell 1600 El Camino Real Menlo Park, California 94025

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  □

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  X

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  □__________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  □__________________

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  □

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. □

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum aggregate offering price	Amount of registration fee
Debt Securities	$900,000,000 (1)	$900,000,000 (1)	$27,630 (2)

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.  The aggregate offering price of the securities registered hereby will not exceed $900,000,000 in United States dollars or the equivalent thereof in foreign currency units.

(2)
In reliance on and in accordance with Rule 457(p) under the Securities Act of 1933, Kansas City Power & Light Company has offset $405 in filing fees previously paid in connection with unsold debt securities registered under a prior Form S-3 registration statement (Registration No. 333-108215), which was filed by Kansas City Power & Light Company, as registrant, on August 26, 2003.

____________________________________________________________________________________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

KANSAS CITY POWER & LIGHT COMPANY

Notes
General Mortgage Bonds
__________

Kansas City Power & Light Company, or the Company, may offer and sell, from time to time, up to $900,000,000 aggregate offering price of notes and general mortgage bonds in one or more offerings.  We may offer the securities simultaneously or at different times, in one or more separate series, in amounts, at prices and on terms to be determined at or prior to the time or times of sale.

This prospectus provides you with a general description of these securities. We will provide specific information about the offering and the terms of these securities in one or more supplements to this prospectus. The supplements may also add, update or change information contained in this prospectus. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement. You should read this prospectus and the related supplements before you invest in these securities.

Our principal executive offices are located at 1201 Walnut Street, Kansas City, Missouri 64106-2124 and our telephone number is (816) 556-2200.

Investing in these securities involves risks.  You should carefully consider the information referred to under the heading "Risk Factors" beginning on page 1 of this prospectus.

____________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
____________________

We may offer and sell these securities through one or more underwriters or agents.  We will set forth in the related prospectus supplement the name of the underwriters or agents, the discount or commission received by them from us as compensation, our other expenses for the offering and sale of these securities, and the net proceeds we receive from the sale.  See “Plan of Distribution.”

____________________

The date of this prospectus is December __, 2007.

TABLE OF CONTENTS

 Page No.
ABOUT THIS PROSPECTUS	i
CAUTIONARY STATEMENTS REGARDING CERTAIN FORWARD-LOOKING INFORMATION	ii
THE COMPANY	1
RISK FACTORS	1
USE OF PROCEEDS	1
DISCRIPTION OF NOTES	2
DESCRIPTION OF GENERAL MORTGAGE BONDS	11
BOOK-ENTRY SYSTEM	15
PLAN OF DISTRIBUTION	18
LEGAL MATTERS	18
EXPERTS	18
WHERE YOU CAN FIND MORE INFORMATION	19

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. By using this process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide you with a supplement to this prospectus that will describe the specific terms of that offering. The prospectus supplement may also add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more detail on descriptions of the matters discussed in this prospectus. Before you invest in our securities, you should carefully read the registration statement (including the exhibits) of which this prospectus forms a part, this prospectus, the applicable prospectus supplement and the documents incorporated by reference into this prospectus.  The incorporated documents are described under "Where You Can Find More Information."

You should rely only on the information contained or incorporated by reference in this prospectus or in any free writing prospectus.  We have not, and the underwriters have not, authorized anyone to provide you with different information and neither we nor the underwriters of any offering of securities will authorize anyone else to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information appearing in this prospectus and the documents incorporated by reference is accurate only as of their respective dates.  Our business, financial condition, results of operations and prospects may have changed materially since those dates.

As described in more detail below under “Where You Can Find More Information”, we and Great Plains Energy Incorporated, our parent company, separately file combined annual, quarterly and current reports.  However, only the information related to KCP&L and its consolidated subsidiaries is incorporated by reference in this prospectus. You should not rely on any information relating solely to Great Plains Energy Incorporated or its subsidiaries (other than the information provided separately by KCP&L or the subsidiaries of KCP&L) in determining whether to invest in any securities offered hereby.

Unless the context otherwise requires or as otherwise indicated, when we refer to “Kansas City Power & Light,” “KCP&L,” the “Company,” “we,” “us” or “our” in this prospectus or when we otherwise refer to ourselves in this prospectus, we mean Kansas City Power & Light Company and not any of its subsidiaries.

i

CAUTIONARY STATEMENTS REGARDING
CERTAIN FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated or deemed incorporated by reference as described under the heading “Where You Can Find More Information” contain forward-looking statements that are not based on historical facts. In some cases, you can identify forward-looking statements by use of the words “may,” “should,” “expect,” “plan,” “anticipate,” “estimate,” “predict,” “potential,” or “continue.” Forward-looking statements include, but are not limited to, statements regarding projected delivery volumes and margins, the outcome of regulatory proceedings, cost estimates for our Comprehensive Energy Plan and other matters affecting future operations. These forward-looking statements are based on assumptions, expectations, and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties, including those described or referred to under the heading “Risk Factors” in this prospectus, in any prospectus supplement, and in our other SEC filings. These risks and uncertainties could cause actual results, developments and business decisions to differ materially from those contemplated or implied by forward-looking statements. Consequently, you should recognize these statements for what they are and we caution you not to rely upon them as facts. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements.  We disclaim any duty to update the forward-looking statements, which apply only as of the date of this prospectus. Some of the factors that may cause actual results, developments and business decisions to differ materially from those contemplated by these forward-looking statements include the following:

•	future economic conditions in the regional, national and international markets, including but not limited to regional and national wholesale electricity markets

•	market perception of the energy industry and the Company

•	changes in business strategy, operations or development plans

•
effects of current or proposed state and federal legislative and regulatory actions or developments, including, but not limited to, deregulation, re-regulation and restructuring of the electric utility industry

•	decisions of regulators regarding rates the Company can charge for electricity

•	adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air and water quality

•	financial market conditions and performance including, but not limited to, changes in interest rates and in availability and cost of capital and the effects on pension plan assets and costs

•	credit ratings

•	inflation rates

•	effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments

•	impact of terrorist acts

•	increased competition including, but not limited to, retail choice in the electric utility industry and the entry of new competitors

ii

•	ability to carry out marketing and sales plans

•	weather conditions including weather-related damage

•	cost, availability, quality and deliverability of fuel

•	ability to achieve generation planning goals and the occurrence and duration of unplanned generation outages

•	delays in the anticipated in-service dates and cost increases of additional generating capacity

•	nuclear operations

•	workforce risks including compensation and benefits costs

•	variations between the stated assumptions on which forward-looking statements are based and our actual experience

•	other risks and uncertainties

This list of factors is not all-inclusive because it is not possible to predict all factors.  You should also carefully consider the information referred to under the heading “Risk Factors” in this prospectus, any prospectus supplement, and in our other SEC filings.

iii

KANSAS CITY POWER & LIGHT COMPANY

Kansas City Power & Light Company is an integrated, regulated electric utility, headquartered in Kansas City, Missouri, that engages in the generation, transmission, distribution and sale of electricity.  As of September 30, 2007, we serve approximately 507,000 customers located in all or portions of 24 counties in western Missouri and eastern Kansas. Our customers include approximately 447,200 residences, over 57,500 commercial firms, and approximately 2,200 industrials, municipalities, and other electric utilities. Our retail revenues averaged approximately 81% of our total operating revenues over the last three years. Wholesale firm power, bulk power sales and miscellaneous electric revenues accounted for the remainder of utility revenues. We are significantly impacted by seasonality, with approximately one-third of our retail revenues recorded in the third quarter.

RISK FACTORS

Investing in our securities involves risks.  Our business is influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond our control.  You should carefully consider the information under the heading "Risk Factors” in:

•	any prospectus supplement relating to any securities we are offering;

•
our annual report on Form 10-K for the fiscal year ended December 31, 2006 and our quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2007, June 30, 2007 and September 30, 2007, which are incorporated by reference into this prospectus; and

•	documents we file with the SEC after the date of this prospectus and which are deemed incorporated by reference into this prospectus.

USE OF PROCEEDS

Unless we inform you otherwise in a supplement to this prospectus, we anticipate using any net proceeds received by us from the issuance of any of the offered securities for general corporate purposes, including, among others:

•	repayment of debt;

•	repurchase, retirement or refinancing of other securities;

•	funding of construction expenditures; and

•	acquisitions.

Pending such uses, we may also invest the proceeds in certificates of deposit, United States government securities or certain other interest-bearing securities.  If we decide to use the net proceeds from a particular offering of securities for a specific purpose, we will describe that in the related prospectus supplement.

DESCRIPTION OF NOTES

General

The notes will represent unsecured obligations of the Company.  We will issue each series of notes under the Indenture, dated as of May 1, 2007, between the Company and The Bank of New York Trust Company, N.A., as trustee.  We refer to this Indenture in this prospectus as the “Indenture” and to The Bank of New York Trust Company, N.A. as the “trustee.”  If at any time there is more than one trustee under the Indenture, the term “trustee” as used in this section with respect to the notes of any series means the trustee with respect to the notes of that series.

We have summarized selected provisions of the Indenture below.  However, the following statements are summaries only, do not purport to be complete and are subject to, and qualified in their entirety by, all of the provisions of the Indenture, which is incorporated by reference herein.  Certain of the terms used below are used herein with the meanings ascribed to such terms by the Indenture.  You should carefully read the summary below and the provisions of the Indenture that may be important to you before investing. The Indenture, and not this description, defines the rights of the holders of the notes.  Copies of the Indenture will be available at the offices of the trustee at 2 North LaSalle Street, Suite 1020, Chicago, Illinois  60602.

The following sets forth certain general terms and provisions of the notes.  The particular terms of the series of notes offered by any prospectus supplement will be described in that prospectus supplement.  The Indenture provides that the notes may be issued in one or more series, may be issued at various times, may have differing maturity dates, may bear interest at differing rates and may have other differing terms and conditions, as described below.  We need not issue all notes of one series at the same time and, unless otherwise provided, we may reopen a series, without the consent of the holder of the notes of that series for issuances of additional notes.  One or more series of the notes may be issued with the same or various maturities at par, above par or at a discount.  Notes bearing no interest or interest at a rate which, at the time of issuance, is below the market rate ("Original Issue Discount Securities") will be sold at a discount (which may be substantial) below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the prospectus supplement relating to those securities. Unless otherwise described in the applicable prospectus supplement, the Indenture does not limit the aggregate amount of debt, including secured debt, that we or our subsidiaries may incur. There is no limitation of the amount of debt we may issue under the Indenture. The Indenture also permits us to merge or consolidate or to transfer or lease our assets, subject to certain conditions (see "Consolidation, Merger and Sale" below).

Ranking

Each series of notes will be our direct unsecured general obligations and will rank equally with all of our other unsecured and unsubordinated debt. As of September 30, 2007, our aggregate outstanding debt that would have ranked equally with the notes was approximately $991.1 million.

Unless otherwise provided in a prospectus supplement, the notes will effectively rank junior to our mortgage bonds which were issued under our Mortgage Indenture. The Mortgage Indenture constitutes a first mortgage lien upon substantially all of our fixed property and franchises. At September 30, 2007, there was approximately $158.8 million aggregate principal amount of mortgage bonds outstanding.  We have agreed with the issuer of certain bond insurance policies to not issue additional mortgage bonds if, after giving effect to such additional mortgage bonds, the proportion of secured debt to total indebtedness exceeded 75%. Additionally, if the long term rating for such mortgage bonds by Standard & Poor's or Moody's Investors Service would be at or below A- or A3, respectively, such agreements would prohibit us from issuing additional mortgage bonds if, after giving effect to such additional mortgage bonds, the proportion of secured debt to total indebtedness exceeded 50%. At September 30, 2007, the proportion of secured debt to total indebtedness was approximately 11%.

Provisions of a Particular Series

The prospectus supplement applicable to each issuance of notes will specify, among other things:

•	the title and any limitation on aggregate principal amount of the notes;

•	the original issue date of the notes;

•	the date or dates on which the principal of any of the notes is payable;

•	the fixed or variable interest rate or rates, or method of calculation of such rate or rates, for the notes, and the date from which interest will accrue;

•	the terms, if any, regarding the optional or mandatory redemption of any notes, including the redemption date or dates, if any, and the price or prices applicable to such redemption;

•	whether the notes are to be issued in whole or in part in the form of one of more global securities and, if so, the identity of the Depositary for such global security or global securities;

•	the denominations in which such notes will be issuable;

•	the maximum annual interest rate, if any, of the notes;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which any notes may be repaid, in whole or in part, at the option of the holder thereof;

•	the place or places where the principal of, and premium, if any, and interest, if any, on the notes shall be payable;

•	any addition, deletion or modification to the events of default applicable to that series of notes and the covenants for the benefit of the holders of that series;

•	the terms, if any, pursuant to which notes may be converted into or exchanged for shares of our capital stock or other securities;

•
our obligation, if any, to redeem, purchase, or repay the notes, including, but not limited to, pursuant to any sinking fund or analogous provision or at the option of a holder thereof and the period or periods within which, the price or prices at which, and the terms and conditions upon which the notes shall be redeemed, purchased, or repaid pursuant to such obligation;

•	any remarketing features of the notes;

•	any collateral, security, assurance, or guarantee for the note;

•	if other than the principal amount thereof, the portion of the principal amount of the notes payable upon declaration of acceleration of the maturity of the notes;

•	the securities exchange(s), if any, on which the notes will be listed;

•	any interest deferral or extension provisions;

•	the terms of any warrants we may issue to purchase notes;

•	the right, if any, for us to extend the interest payment periods of the notes, including the maximum duration of any extension and additional interest payable upon exercise of such right; and

•	any other terms of the notes not inconsistent with the provisions of the Indenture.

Registration, Transfer and Exchange

Unless otherwise indicated in the applicable prospectus supplement, each series of notes will initially be issued in the form of one or more global securities, in registered form, without coupons, as described under "Book-Entry System." The global securities will be registered in the name of a depository, or its nominee, and deposited with, or on behalf of, the depository. Except in the circumstances described under "Book-Entry System," owners of beneficial interests in a global security will not be entitled to have notes registered in their names, will not receive or be entitled to receive physical delivery of any notes and will not be considered the registered holders thereof under the Indenture.

Notes of any series will be exchangeable for other notes of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Subject to the terms of the Indenture and the limitations applicable to global securities, notes may be presented for exchange or registration of transfer – duly endorsed or accompanied by a duly executed instrument of transfer – at the office of any transfer agent we may designate for such purpose, without service charge but upon payment of any taxes and other governmental charges, and upon satisfaction of such other reasonable requirements as are described in the Indenture.

Unless otherwise indicated in the applicable prospectus supplement, the transfer agent will be the trustee under the Indenture. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the notes of each series.

Payment and Paying Agents

Principal of and interest and premium, if any, on notes issued in the form of global securities will be paid in the manner described under "Book-Entry System."

Unless otherwise indicated in the applicable prospectus supplement, the principal of and any premium and interest on notes of a particular series in the form of certificated securities will be payable at the office of the trustee or at the authorized office of any paying agent or paying agents upon presentation and surrender of such notes. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the notes of a particular series. Unless otherwise indicated in the applicable prospectus supplement, interest on the notes of a particular series, other than interest at maturity, that are in the form of certificated securities will be paid by check payable in clearinghouse funds mailed to the person entitled thereto at such person's address as it appears on the register for such notes maintained by the trustee.   All monies we pay to the trustee or a paying agent for the payment of the principal of, and premium or interest, if any, on, any note which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to us, and the holder of such note thereafter may look only to us for payment thereof. However, any such payment shall be subject to escheat pursuant to state abandoned property laws.

Redemption

Any terms for the optional or mandatory redemption of the notes will be set forth in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, notes will be redeemable by us only upon notice by mail not less than 30 nor more than 60 days prior to the date fixed for redemption, and, if less than all the notes of a series are to be redeemed, the particular notes to be redeemed will be selected by such method as shall be provided for any particular series, or in the absence of any such provision, by the trustee in such manner as it shall deem fair and appropriate.

Any notice of redemption at our option may state that such redemption will be conditional upon receipt by the trustee or the paying agent or agents, on or prior to the date fixed for such redemption, of money sufficient to pay the principal of and premium, if any, and interest on, such notes and that if such money has not been so received, such notice will be of no force and effect and we will not be required to redeem such notes.

Consolidation, Merger and Sale or Disposition of Assets

We may not, without the consent of the holders of any notes, consolidate with or merge into any other corporation or sell, transfer, lease or otherwise dispose of our properties as or substantially as an entirety to any person, unless:

•
the successor or transferee corporation or the person which receives such properties pursuant to such sale, transfer, lease or other disposition is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia;

•
the successor or transferee corporation or the person which receives such properties pursuant to such sale, transfer, lease or other disposition assumes by supplemental Indenture, in a form reasonably satisfactory to the trustee, the due and punctual payment of the principal of and premium and interest, if any, on all the notes outstanding under the Indenture and the performance of every covenant of the Indenture to be performed or observed by us;

•
we have delivered to the trustees for such notes an officer's certificate and an opinion of counsel, each stating that the transaction complies with the Indenture and the applicable conditions precedent; and

•
immediately after giving effect to the transaction, no Event of Default (see "Events of Default") or event that, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing.

Upon any such consolidation, merger, sale, transfer, lease or other disposition of our properties as or substantially as an entirety, the successor corporation formed by such consolidation or into which we are merged or the person to which such sale, transfer, lease or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, us under the Indenture with the same effect as if such successor corporation or person had been named as us therein, and we will be released from all obligations under the Indenture.

Modification

Without the consent of any holder of notes, the trustee for such notes and we may enter into one or more supplemental indentures for any of the following purposes:

•
to supply omissions, cure any ambiguity or inconsistency or correct defects, which actions, in each case, are not prejudicial to the interests of the holders of notes of any series in any material respect;

•
to change or eliminate any provision of the Indenture, provided that any such change or elimination will become effective with respect to such series only when there is no note of such series outstanding created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision, or such change or elimination is applicable only to notes of such series issued after the effective date of such change or elimination;

•	to establish the form or terms of notes of any series as permitted by the Indenture;

•	to evidence the succession of another corporation to us, and the assumption of our covenants in the Indenture and the notes by any permitted successor;

•	to grant to or confer upon the trustee for any notes for the benefit of the holders of such notes, any additional rights, remedies, powers or authority;

•	to permit the trustee for any notes to comply with any duties imposed upon it by law;

•
to specify further the duties and responsibilities of, and to define further the relationship among, the trustee for any notes, any authenticating agent and any paying agent, and to evidence the succession of a successor trustee as permitted under the Indenture;

•
to add to our covenants for the benefit of the holders of all or any series of outstanding notes, to add to the security of all notes, to surrender any right or power conferred upon us by the Indenture or to add any additional events of default with respect to all or any series of outstanding notes; and

•	to make any other change that is not prejudicial to the holders of any notes.

Except as provided above, and except as otherwise provided in the applicable prospectus supplement, the consent of the holders of a majority in aggregate principal amount of the notes of all series then outstanding, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, the Indenture pursuant to one or more supplemental indentures or of modifying or waiving in any manner the rights of the holders of the notes; provided, however, that if less than all of the series of notes outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of the outstanding applicable notes of all series so directly affected, considered as one class, will be required.

Notwithstanding the foregoing, no such amendment or modification may, without the consent of each holder of outstanding notes affected thereby:

•	change the maturity date of the principal of any note;

•	reduce the rate of interest or change the method of calculating such rate, or extend the time of payment of interest, on any note;

•	reduce the principal amount of, or premium payable on, any note;

•	change the coin or currency of any payment of principal of, or any premium or interest on any note;

•
change the date on which any note may be redeemed or adversely affect the rights of a holder to institute suit for the enforcement of any payment of principal of or any premium or interest on any note; or

•	modify the foregoing requirements or reduce the percentage of outstanding notes necessary to modify or amend the Indenture or to waive any past default.

A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more series of notes, or which modifies the rights of the holders of notes of such series with respect to such covenant or provision, will be deemed not to affect the rights under the Indenture of the holders of the notes of any other series.

Events of Default

Unless specifically deleted in a supplemental indenture or board of directors resolution under which a series of notes is issued, or modified in any such supplemental indenture, each of the following will constitute an event of default under the Indenture with respect to notes of any series:

•	failure to pay interest on the notes of such series within 30 days after the same becomes due and payable;

•	failure to pay principal of or premium, if any, on any note of such series, as the case may be, within one day after the same becomes due and payable;

•
failure to perform or breach of any of our other covenants or warranties in the Indenture (other than a covenant or warranty solely for the benefit of one or more series of notes other than such series) for 60 days after written notice to us by the trustee or to us and the trustee by the holders of at least 33% in aggregate principal amount of the outstanding applicable notes of such series;

•	certain events of bankruptcy, insolvency, reorganization, assignment or receivership; or

•	any other event of default specified in the applicable prospectus supplement with respect to notes of a particular series.

No event of default with respect to the notes of a particular series necessarily constitutes an event of default with respect to the notes of any other series issued under the Indenture.

If an event of default with respect to any series of notes occurs and is continuing, then either the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding notes of such series, by notice in writing, may declare the principal amount of and interest on all of the notes of such series to be due and payable immediately; provided, however, that if an event of default occurs and is continuing with respect to more than one series of notes under the Indenture, the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding notes of all such series, considered as one class, may make such declaration of acceleration and not the holders of the notes of any one of such series.

At any time after an acceleration with respect to the notes of any series has been declared, but before a judgment or decree for the payment of the money due has been obtained, the event or events of default giving rise to such acceleration will be waived, and the acceleration will be rescinded and annulled, if

•
we pay or deposit with the trustee for such series a sum sufficient to pay all matured installments of interest on all notes of such series, the principal of and premium, if any, on the notes of such series which have become due otherwise than by acceleration and interest thereon at the rate or rates specified in such notes, interest upon overdue installments of interest at the rate or rates specified in such notes, to the extent that payment of such interest is lawful, and all amounts due to the trustee for such series under the Indenture; and

•	any other event or events of default with respect to the notes of such series, other than the nonpayment of the principal of and accrued interest on the notes of such series which has become due solely by such acceleration, have been cured or waived as provided in the Indenture.

However, no such waiver or rescission and annulment shall extend to or shall affect any subsequent default or impair any related right.

Subject to the provisions of the Indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee generally will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the trustee reasonable security or indemnity satisfactory to it. Subject to such provisions for the indemnification of the trustee and certain other limitations contained in the Indenture, the holders of a majority in aggregate principal amount of the outstanding notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred on the trustee, with respect to the notes of that series; provided, however, that if an event of default occurs and is continuing with respect to more than one series of notes, the holders of a majority in aggregate principal amount of the outstanding notes of all those series, considered as one class, will have the right to make such direction, and not the holders of the notes of any one series. Any direction provided by the holders shall not be in conflict with any rule of law or with the Indenture and will not involve the trustee in personal liability in circumstances where reasonable indemnity would not, in the trustee's sole discretion, be adequate and the trustee may take any other action it deems proper that is not inconsistent with such direction.

The holders of a majority in aggregate principal amount of the outstanding notes of any series may waive any past default under the Indenture on behalf of all holders of notes of that series with respect to the notes of that series, except a default in the payment of principal of or any premium or interest on such notes. No holder of notes of any series may institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy, unless such holder has previously given to the trustee for such series written notice of a continuing event of default with respect to the notes of such series, the holders of a majority in aggregate principal amount of the outstanding notes of all series in respect of which an event of default has occurred and is continuing, considered as one class, have made written request to the trustee for such series to institute such proceeding and have offered such reasonable indemnity as the trustee may require, and the trustee for such series has failed to institute such proceeding within 60 days after such notice, request and offer. Furthermore, no holder of notes of any series will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other holders of those notes.

Notwithstanding the foregoing, each holder of notes of any series has the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest on such notes when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of that holder of notes.

The trustee, within 90 days after it receives notice of the occurrence of a default with respect to the notes of any series, is required to give the holders of the notes of that series notice of such default, unless cured or waived, but, except in the case of default in the payment of principal of, or premium, if any, or interest on, the notes of that series, the trustee may withhold such notice if it determines in good faith that it is in the interest of such holders to do so. We will be required to deliver to the trustees for the notes each year a certificate as to whether or not, to the knowledge of the officers signing such certificate, we are in compliance with all conditions and covenants under the Indenture, determined without regard to any period of grace or requirement of notice under the Indenture.

Defeasance and Discharge

Unless the applicable prospectus supplement states otherwise, we may elect either:

1.	to defease and be discharged from any and all obligations in respect of the notes of any series then outstanding under the Indenture (except for certain obligations to register the transfer or exchange of the notes of such series, replace stolen, lost or mutilated notes, maintain paying agencies and hold monies for payment in trust); or

2.
to be released from the obligations of the Indenture with respect to the notes of any series under any covenants applicable to the notes of such series which are subject to covenant defeasance as described in the Indenture, supplemental indenture or other instrument establishing such series.

In the case of either (1) or (2), the following conditions must be met:

•
we will be required to deposit, in trust, with the trustee money or U.S. government obligations, which through the payment of interest on those obligations and principal of those obligations in accordance with their terms will provide money, in an amount sufficient, without reinvestment, to pay all the principal of, premium, if any, and interest on the notes of such series on the dates payments are due (which may include one or more redemption dates designated by us),

•
no event of default or event which with the giving of notice or lapse of time, or both, would become an event of default under the Indenture must have occurred and be continuing on the date of the deposit, and 91 days must have passed after the deposit has been made and, during that period, certain events of default must not have occurred and be continuing as of the end of that period,

•	the deposit must not cause the trustee to have any conflicting interest with respect to our other securities,

•
we must have delivered an opinion of counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes (and, in the case of paragraph (1) above, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law) as a result of the deposit or defeasance and will be subject to federal income tax in the same amounts, in the same manner and at the same times as if the deposit and defeasance had not occurred, and

•	we must have delivered an officer’s certificate to the trustee as provided in the Indenture.

We may exercise our defeasance option under paragraph (1) with respect to notes of any series notwithstanding our prior exercise of our covenant defeasance option under paragraph (2). If we exercise our defeasance option for notes of any series, payment of the notes of such series may not be accelerated because of a subsequent event of default. If we exercise our covenant defeasance option for notes of any series, payment of the notes of such series may not be accelerated by reference to a subsequent breach of any of the covenants noted under clause (2) in the preceding paragraph. In the event we fail to comply with our remaining obligations with respect to the notes of any series under the Indenture after exercising our covenant defeasance option and the notes of such series are declared due and payable because of the subsequent occurrence of any event of default, the amount of money and U.S. government obligations on deposit with the trustee may be insufficient to pay amounts due on the notes of such series at the time of the acceleration resulting from that event of default. However, we will remain liable for those payments.

Resignation or Removal of Trustee

The trustee may resign at any time upon written notice to us specifying the day upon which the resignation is to take effect and such resignation will take effect immediately upon the later of the appointment of a successor trustee and such specified day. The trustee may be removed at any time with respect to notes of any series by an instrument or concurrent instruments in writing filed with the trustee and signed by the holders, or their attorneys-in-fact, of a majority in aggregate principal amount of that series of notes then outstanding. In addition, so long as no event of default or event which, with the giving of notice or lapse of time or both, would become an event of default has occurred and is continuing, we may remove the trustee upon notice to the holder of each note outstanding and the trustee, and appoint a successor trustee.

Concerning the Trustee

As of September 30, 2007, the trustee and its affiliates were the trustee for $1,151.8 million of our secured and unsecured debt under fourteen separate indentures, including Environmental Improvement Revenue Refunding debt issued by certain governmental entities. In addition, an affiliate of the trustee is one of the lenders under credit agreements with us and our parent under which an aggregate of $1 billion may be borrowed.  An affiliate of the trustee is also a depository for funds and performs other services for, and transacts other banking business with our affiliates and us in the normal course and may do so in the future. The Indenture provides that our obligations to compensate the trustee and reimburse the trustee for expenses, disbursements and advances will be secured by a lien prior to that of the notes upon the property and funds held or collected by the trustee as such, except funds held in trust for the benefit of the holders of particular notes.

Governing Law

The Indenture and the related notes will be governed by New York law.

DESCRIPTION OF GENERAL MORTGAGE BONDS

We will issue each series of general mortgage bonds under the General Mortgage Indenture and Deed of Trust, dated as of December 1, 1986, as supplemented from time to time, executed by the Company to UMB Bank, N.A. (formerly United Missouri Bank of Kansas City, N.A.), as trustee.  We refer in this prospectus to the general mortgage bonds as the “mortgage bonds,” to the mortgage as the “Mortgage Indenture” and to UMB Bank, N.A. as the “Mortgage Trustee.”

We have summarized selected provisions of the Mortgage Indenture below.  However, the following statements are an outline only, do not purport to be complete, and are qualified in their entirety by reference to the Mortgage Indenture (copies of which are filed as exhibits to the registration statement of which this prospectus is a part).  This outline incorporates by reference certain articles and sections of the Mortgage Indenture specifically enumerated below and is qualified in its entirety by such reference.  Certain of the terms used below are used in this prospectus with the meanings ascribed to such terms by the Mortgage Indenture.

The following sets forth certain general terms and provisions of the mortgage bonds.  The particular terms of the series of mortgage bonds offered by any prospectus supplement will be described in that prospectus supplement.  Any terms of the mortgage bonds that are not summarized herein will be described in the applicable prospectus supplement.

Security and Priority

The Company's principal plants and properties, insofar as they constitute real estate, are owned; certain other facilities of the Company are located on premises held by the Company under leases, permits or easements; and the Company's electric transmission and distribution lines and systems (which constitute a substantial portion of the Company's investment in physical property) are for the most part located over or under highways, streets, other public places or property owned by others for which permits, grants, easements, licenses or franchises (deemed satisfactory but without examination of underlying land titles) have been obtained.

The Mortgage Indenture constitutes a first mortgage lien upon substantially all of the fixed property and franchises of the Company (except property which is released from the lien of the Mortgage Indenture, as described below), consisting principally of electric generating plants, electric transmission and distribution lines and systems, and buildings, subject to encumbrances permitted under the Mortgage Indenture.  (Mortgage Indenture Section 1.03(ff).)  The Mortgage Indenture subjects to the lien thereof property, of the character initially mortgaged, which is acquired by the Company subsequent to December 1, 1986.  Such after-acquired property may be subject to prior liens which secure debt outstanding at the time of such acquisition in an amount not in excess of 75% of the cost or fair value, whichever is less, of such after-acquired property at such time.  (Mortgage Indenture Section 1.03(ff)(xv).)

The property excepted from the lien of the Mortgage Indenture consists principally of:  cash and securities (unless deposited with the Mortgage Trustee); accounts receivable; contracts and operating agreements not pledged or required to be pledged with the Mortgage Trustee; equipment, spare parts, tools, materials, supplies and fuel held for sale or lease in the ordinary course of business or for use or consumption in, or the operation of, any properties of, or for the benefit of, the Company, or held in advance of use thereof for maintenance or fixed capital purposes; electricity, gas, steam, water, ice and other materials, products or services for sale, distribution or use; vehicles; leasehold interests and leasehold improvements; minerals and mineral rights; nuclear fuel, cores and materials; communications equipment, computers and office furniture; and other real and personal property which is not an integral part of the electric and any steam generating, transmission and distribution operations of the Company.  (Mortgage Indenture Section 1.03(s).)

The mortgage bonds will rank equally and ratably (except as to sinking funds and other analogous funds established for the exclusive benefit of a particular series) with all mortgage bonds, regardless of series, from time to time issued and outstanding under the Mortgage Indenture.

The Mortgage Indenture provides that the Mortgage Trustee shall have a lien on the mortgaged property, prior to the mortgage bonds, for the payment of its reasonable compensation and expenses and for indemnity against certain liabilities.  (Mortgage Indenture Section 14.09.)

Issuance of Additional Mortgage Bonds

The maximum principal amount of mortgage bonds which may be issued under the Mortgage Indenture is not limited.  Mortgage bonds of any series may be issued from time to time in principal amounts:

•	not exceeding 75% of the amount of unbonded “bondable property;”

•
equal to the principal amount of mortgage bonds and “prior lien bonds” which have been retired or purchased or acquired by the Company since the date of the Mortgage Indenture or are then being retired or purchased or acquired by the Company, and which have not theretofore been bonded; or

•	equal to the amount of cash deposited with the Mortgage Trustee for such purpose.

(Mortgage Indenture Articles III, IV, V and VI.)

“Bondable property” includes: the Company's electric and any steam generating, transmission and distribution properties; construction work in progress; property in the process of purchase to which the Company has legal title; fractional and undivided interests of the Company in certain property owned jointly or in common with other persons; engineering, financial, economic, environmental, geological and legal or other surveys, data processing equipment and software associated with the acquisition or construction of property; paving, grading and other improvements to property owned by others but used by the Company; and certain property owned by the Company located on property owned by others, including governments.  (Mortgage Indenture Section 1.03(h).)

“Prior lien bonds” means any indebtedness secured by liens either (i) existing both at and immediately prior to the acquisition of the property by the Company, or (ii) created as purchase money mortgages at the time the Company acquires the property, and in each case ranking prior to, or on a parity with, the lien of the Mortgage Indenture.  (Mortgage Indenture Sections 1.03(hh) and 1.03(ii).)

The amount of bondable property is the lesser of its cost or fair value determined in accordance with generally accepted accounting principles in effect at December 1, 1986 or, at the option of the Company, at the date of their determination, minus 133 1/3% of the principal amount of all prior lien bonds which are (a) outstanding and secured by a prior lien on bondable property owned by the Company at December 1, 1986, and (b) outstanding and secured by a prior lien, other than due solely to an after-acquired property clause, on bondable property at the date of its acquisition by the Company after such date.  (Mortgage Indenture Section 1.03(h).)  In determining generally accepted accounting principles, the Company may conform to accounting orders from any governmental regulatory commission.  (Mortgage Indenture Section 1.03(u).)

Withdrawal of Certain Cash

Cash deposited with the Mortgage Trustee as a basis for the issue of additional mortgage bonds may be withdrawn by the Company in the amount of 75% of the lesser of the cost or fair value of unbonded bondable property that is bonded, after deducting 133 1/3% of the principal amount of all prior lien bonds which are (a) outstanding and secured by a prior lien on such bondable property owned by the Company at December 1, 1986, and (b) outstanding and secured by a prior lien, other than due solely to an after-acquired property clause, on bondable property at the date of its acquisition by the Company after such date.

Any other cash deposited with the Mortgage Trustee may be withdrawn by the Company in the amount of:

•
100% of the lesser of the cost or fair value of unbonded bondable property that is bonded, after deducting 133 1/3% of the principal amount of all prior lien bonds which are (a) outstanding and secured by a prior lien on such bondable property owned by the Company at December 1, 1986, and (b) outstanding and secured by a prior lien, other than due solely to an after-acquired property clause, on bondable property at the date of its acquisition by the Company after such date; or

•
the principal amount of mortgage bonds and prior lien bonds which have been retired or purchased or acquired by the Company since the date of the Mortgage Indenture or are then being retired or purchased or acquired by the Company, and which have not theretofore been bonded.

(Mortgage Indenture Article XI.)

Release and Substitution of Property

Mortgaged property may be released from the lien of the Mortgage Indenture:

•
if after such release the fair value of the remaining mortgaged property equals or exceeds a sum equal to 133 1/3% of the aggregate principal amount of outstanding mortgage bonds and prior lien bonds outstanding; or

•
if, with some limitations, the fair value of the mortgaged property to be released is less than 1/2 of 1% of the aggregate principal amount of mortgage bonds and prior lien bonds outstanding, provided that the aggregate fair value of mortgaged property released in this manner in any period of 12 consecutive calendar months shall not exceed 1% of the aggregate principal amount of the outstanding mortgage bonds and prior lien bonds outstanding; or

•
on the basis of (a) the deposit of cash, governmental obligations or purchase money obligations, (b) bondable property to be acquired by the Company with the proceeds of, or otherwise in connection with, such release, or (c) a waiver of the right to issue mortgage bonds on the basis of mortgage bonds or prior lien bonds which have been retired or purchased or acquired by the Company after December 1, 1986, and have not theretofore been bonded.

(Mortgage Indenture Article X.)

Events of Default

The Mortgage Indenture provides generally that a default occurs upon:

•	failure for 90 days to pay interest when due on any mortgage bonds;

•
failure to pay when due the principal of, and premium, if any, on any mortgage bonds issued under the Mortgage Indenture or the principal of, premium, if any, or interest on any outstanding prior lien bonds, beyond any specified grace period;

•	failure to perform or observe for 90 days after notice of such failure any other of the covenants or conditions of the Company in the Mortgage Indenture, any applicable supplemental indenture, or any of the mortgage bonds issued under the Mortgage Indenture or any applicable supplemental indenture; and

•	the occurrence of insolvency, bankruptcy, receivership or similar events.

In case of default, the Mortgage Trustee or the holders of a majority in principal amount of the outstanding mortgage bonds may declare the principal of and interest on all mortgage bonds to be immediately due and payable, but the holders of a majority in principal amount of the outstanding mortgage bonds may rescind such declaration if such default has been cured.  (Mortgage Indenture Sections 12.02 and 12.04.)

The Company is required to file with the Mortgage Trustee such information, documents and reports with respect to compliance by the Company with the conditions and covenants of the Mortgage Indenture as may be required by the rules and regulations of the SEC.  (Mortgage Indenture Section 17.02.) The Company is not required to furnish any statement as to the absence of any default.

Modification of the Mortgage Indenture

In general, modifications or alterations of the Mortgage Indenture and any applicable supplemental indenture and of the rights or obligations of the Company and of the bondholders, as well as waivers of compliance with the Mortgage Indenture (including any applicable supplemental indenture) may be made, with the consent of the holders of a majority in principal amount of the outstanding mortgage bonds affected by the proposed action, if approved by the Company.  Provisions relating to such modifications or alterations and waivers of compliance are subject to certain restrictions designed to safeguard the positions of the bondholders and the Mortgage Trustee with respect to certain matters of basic importance, including payment of principal of and interest and premium (if any) on mortgage bonds and creation of liens ranking prior to or on a parity with the lien of the Mortgage Indenture as to any mortgaged property.  (Mortgage Indenture Section 12.24 and Article XV.)

Concerning the Mortgage Trustee

The Company and its officers and directors have no material relationships with the Mortgage Trustee except that

•	the Company maintains general banking accounts with the Mortgage Trustee,

•	the Mortgage Trustee is one of the lenders under credit agreements with us and our parent aggregating $1 billion, and

•	our Chairman of the Board is a director of the parent of the Mortgage Trustee.

The Mortgage Indenture provides that the holders of a majority in principal amount of the outstanding mortgage bonds have the right to require the Mortgage Trustee to take certain action on behalf of the bondholders, but under certain circumstances the Mortgage Trustee may decline to follow such directions or to exercise certain of its powers.  (Mortgage Indenture Section 12.05.)  Prior to taking any such action the Mortgage Trustee is entitled to indemnity satisfactory to the Mortgage Trustee against costs, expenses and liabilities which may be incurred in the course of such action.  (Mortgage Indenture Section 12.16.)  This right does not, however, impair the absolute right of any holder of mortgage bonds to enforce payment of the principal of, premium, if any, and interest on such mortgage bonds when due.  (Mortgage Indenture Section 12.23.)  The Company has the right to remove the Mortgage Trustee and appoint a successor Mortgage Trustee not more frequently than once in any ten-year period.  (Mortgage Indenture Section 14.18.)

BOOK-ENTRY SYSTEM

Unless otherwise indicated in the applicable prospectus supplement, each series of bonds or notes initially be issued in the form of one or more global securities, in registered form, without coupons. The global security will be deposited with, or on behalf of, the depository, and registered in the name of the depository or a nominee of the depository. Unless otherwise indicated in the applicable prospectus supplement, the depository for any global securities will be The Depository Trust Company, or DTC.

DTC will act as depository for the global securities. The global securities will be issued as fully-registered securities registered in the name of Cede & Co., DTC's partnership nominee, or such other name as may be requested by an authorized representative of DTC. One fully-registered global security certificate will be issued for each issue of the global securities, each in the aggregate principal amount of such issue, and will be deposited with DTC.  If, however, the aggregate principal amount of any issue of a series of bonds or notes exceeds $500 million, one certificate will be issued with respect to each $500 million of principal amount and an additional certificate will be issued with respect to any remaining principal amount of such issue.

The following descriptions of operations and procedures of DTC are provided solely as a matter of convenience.  These operations and procedures are solely within DTC’s control and are subject to changes by DTC from time to time.  We take no responsibility for these operations and procedures and urge you to contact DTC or its participants directly to discuss these matters.  DTC has advised us as follows:

•
DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

•
DTC holds and provides asset servicing for securities that its direct participants deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between direct participants’ accounts.  This eliminates the need for physical movement of securities certificates.

•	Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

•
DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC.  DTCC, in turn, is owned by a number of direct participants of DTC and Members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation, and Emerging Markets Clearing Corporation, each also a subsidiary of DTCC, as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc.

•
Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, which are referred to as indirect participants and, together with the direct participants, the participants.  The underwriters, dealers or agents of any of the securities may be direct participants of DTC.

•	DTC has Standard & Poor’s highest rating: AAA. The DTC rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtc.org.

    Purchases of global securities under the DTC system must be made by or through direct participants, which will receive a credit for such purchases of global securities on DTC's records. The ownership interest of each actual purchaser of each global security, or the beneficial owner, is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase.  Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global securities are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except in the event that use of the book-entry system for the global securities is discontinued.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of global securities with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the global securities; DTC's records reflect only the identity of the direct participants to whose accounts such global securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of global securities may wish to take certain steps to augment transmission to them of notices of significant events with respect to the global securities, such as redemptions, tenders, defaults, and proposed amendments to the security documents.  For example, beneficial owners of global securities may wish to ascertain that the nominee holding the global securities for their benefit has agreed to obtain and transmit notices to beneficial owners; in the alternative, beneficial owners may wish to provide their names and addresses to the registrar and request that copies of the notices be provided directly to them.

If the global securities are redeemable, redemption notices shall be sent to DTC. If less than all of the global securities within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the global securities unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants whose accounts the global securities are credited on the record date, identified in a listing attached to the omnibus proxy.

Principal, interest and premium payments, if any, on the global securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit direct participants' accounts upon DTC’s receipt of funds and corresponding detail information from us or the Trustee, on the payable date in accordance with the respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of DTC, its nominee, the Trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, interest and premium, if any, on any of the aforementioned securities represented by global securities to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Trustee and us. Disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of the participants.

DTC may discontinue providing its services as securities depository with respect to the global securities at any time by giving reasonable notice to us or the Trustee.  Under such circumstances, in the event that a successor securities depository is not obtained, certificates representing the securities are required to be printed and delivered.

The information in this section concerning DTC and DTC's book-entry system has been obtained from sources, including DTC, that we believe to be reliable, but we take no responsibility for the accuracy thereof.

None of the Trustee, any successor trustee, us or any agent for payment on or registration of transfer or exchange of any global security will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

PLAN OF DISTRIBUTION

We may sell the securities in one or more of the following ways from time to time: (i) to underwriters for resale to the public or to institutional investors; (ii) directly to institutional investors; or (iii) through agents to the public or to institutional investors. The prospectus supplement with respect to each series of securities will set forth the terms of the offering of such securities, including the name or names of any underwriters or agents, the purchase price of such securities, and the proceeds to us from such sale, any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which such securities may be listed.

If underwriters participate in the sale, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of those firms.  The specific managing underwriter or underwriters, if any, will be named in the prospectus supplement relating to the particular securities together with the members of the underwriting syndicate, if any.

Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase any series of securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of such securities being offered, if any are purchased.

We may sell the securities directly or through agents we designate from time to time.  The applicable prospectus supplement will set forth the name of any agent involved in the offer or sale of the securities in respect of which such prospectus supplement is delivered and any commissions payable by us to such agent.  Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

Underwriters and agents may be entitled under agreements entered into with us to indemnification against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended. Underwriters and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

Each series of securities will be a new issue of securities and will have no established trading market. Any underwriters to whom securities are sold for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities may or may not be listed on a national securities exchange.

LEGAL MATTERS

Unless otherwise specified in the applicable prospectus supplement, legal matters with respect to the securities offered under this prospectus will be passed upon for us by Mark English, General Counsel and Assistant Corporate Secretary of our parent, Great Plains Energy Incorporated, and Sidley Austin LLP, Chicago, Illinois, and for the underwriters, dealers, purchasers or agents by Davis Polk & Wardwell, Menlo Park, California.  At December 1, 2007, Mr. English owned beneficially 6,600 shares of our common stock, including restricted stock, and 6,497 performance shares, which may be paid in shares of common stock at a later date based on the performance of our parent.

EXPERTS

The consolidated financial statements, the related financial statement schedules and management’s report on the effectiveness of internal control over financial reporting of Kansas City Power & Light Company and its subsidiaries, incorporated in this prospectus by reference from the Annual Report on Form 10-K of Kansas City Power & Light Company have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports

(1) express an unqualified opinion on the consolidated financial statements and financial statement schedules and include an explanatory paragraph regarding the adoption of new accounting standards SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, FASB Staff Position (FSP) No. AUG-AIR1, Accounting for Planned Major Maintenance Activities, and FIN 47, Accounting for Conditional Asset Retirement Obligations, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC through the SEC's Electronic Data Gathering, Analysis and Retrieval system and these filings are publicly available through the SEC's website (http://www.sec.gov). You may read and copy such material at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC allows us to "incorporate by reference" into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be included in and an important part of this prospectus and should be read with the same care. Information that we file later with the SEC that is incorporated by reference into this prospectus will automatically update and supersede this information. We are incorporating by reference into this prospectus the following documents that we have filed with the SEC and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding information deemed to be furnished and not filed with the SEC) until the offering of the securities described in this prospectus is completed:

•	Our Annual Report on Form 10-K for the year ended December 31, 2006

•	Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2007, June 30, 2007 and September 30, 2007

•	Our Current Reports on Form 8-K dated:

•	February 1, 2007 and filed with the SEC on February 2, 2007;

•	March 1, 2007 and filed with the SEC on March 1, 2007;

•	March 1, 2007 and filed with the SEC on March 2, 2007;

•	March 2 2007 and filed with the SEC on March 2, 2007;

•	March 15, 2007 and filed with the SEC on March 20, 2007;

•	March 19, 2007 and filed with the SEC on March 20, 2007;

•	April 30, 2007 and filed with the SEC on May 4, 2007;

•	June 4, 2007 and filed with the SEC on June 4, 2007;

•	July 10, 2007 and filed with the SEC on July 16, 2007;

•	August 8, 2007 and filed with the SEC on August 9, 2007;

•	September 12, 2007 and filed with the SEC on September 13, 2007;

•	September 19, 2007 and filed with the SEC on September 24, 2007;

•	November 20, 2007 and filed with the SEC on November 26, 2007; and

•	December 6, 2007 and filed with the SEC on December 10, 2007.

We and our parent company, Great Plains Energy Incorporated, separately filed the combined Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K listed above.  However, the information contained in those combined reports relating solely to our parent and its subsidiaries (other than KCP&L and its consolidated subsidiaries), including Strategic Energy, was separately filed by Great Plains Energy Incorporated on its behalf, and the information contained in those combined reports relating solely to KCP&L and its consolidated subsidiaries was separately filed by us.  We do not intend to incorporate by reference into this prospectus the information relating to Great Plains Energy Incorporated and its subsidiaries (other than KCP&L and its consolidated subsidiaries), and we make no representation as to the information relating to Great Plains Energy Incorporated and its subsidiaries (other than KCP&L and its consolidated subsidiaries) contained in such combined reports.  The only information you should rely upon in determining whether to invest in the securities offered hereby is the information of KCP&L and its consolidated subsidiaries contained in this prospectus, the information separately provided by KCP&L and its consolidated subsidiaries in the documents incorporated by reference herein and any free writing prospectus used in connection with the offering of securities described in this prospectus.

Our website is www.kcpl.com.  Information contained on our website is not incorporated herein.  We make available, free of charge, on or through our website, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.  In addition, we make available on or through our website all other reports, notifications and certifications filed electronically with the SEC.  You may obtain a free copy of our filings with the SEC by writing or telephoning us at the following address:  Kansas City Power & Light Company, 1201 Walnut Street, Kansas City, Missouri 64106-2124 (Telephone No.:  816-556-2200), Attention: Corporate Secretary, or by contacting us on our website.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

Expenses payable by Kansas City Power & Light Company for the sale of its securities, other than underwriting discount and commissions, are estimated as follows:

Securities and Exchange Commission registration fee	$ 27,630
Legal fees and expenses (including Blue Sky fees)	250,000
Accounting fees and expenses	100,000
Printing fees and expenses	100,000
Trustee fees and expenses	50,000
Rating agency fees	400,000
Miscellaneous	73,370
Total	$1,000,000

_______________

(1)
An unutilized filing fee of $405 that was previously paid in connection with unsold debt securities registered pursuant to a Form S-3 registration statement (Registration No. 333-108215), which was filed by Kansas City Power & Light Company on August 26, 2003, will be applied to the filing fee payable pursuant to this registration statement.

(2)
Estimated amounts of fees and expenses to be incurred in connection with the registration of the debt securities pursuant to this Registration Statement.  The actual amounts of fees and expenses will be determined from time to time.

Item 15. Indemnification of Directors and Officers.

Missouri Revised Statutes (RSMo) Section 351.355 (2006) provides as follows:

1.           A corporation created under the laws of this state may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit, or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

2.           The corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, and amounts paid in settlement actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

3.           Except as otherwise provided in the Articles of Incorporation or the bylaws, to the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in subsections 1 and 2 of this section, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by him or her in connection with the action, suit or proceeding.

4.           Any indemnification under subsections 1 and 2 of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in this section. The determination shall be made by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit, or proceeding, or if such a quorum is not obtainable, or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders.

5.           Expenses incurred in defending any civil or criminal, administrative, or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of the action, suit, or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by the corporation as authorized in this section.

6.           The indemnification provided by this section shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the Articles of Incorporation or bylaws or any agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.           A corporation created under the laws of this state shall have the power to give any further indemnity, in addition to the indemnity authorized or contemplated under other subsections of this section, including subsection 6, to any person who is or was a director, officer, employee or agent, or to any person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, provided such further indemnity is either (i) authorized, directed, or provided for in the Articles of Incorporation of the corporation or any duly adopted amendment thereof or (ii) is authorized, directed, or provided for in any bylaw or agreement of the corporation which has been adopted by a vote of the shareholders of the corporation, and provided further that no such indemnity shall indemnify any person from or on account of such person's conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. Nothing in this subsection shall be deemed to limit the power of the corporation under subsection 6 of this section to enact bylaws or to enter into agreements without shareholder adoption of the same.

8.           The corporation may purchase and maintain insurance or another arrangement on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of this section. Without limiting the power of the corporation to procure or maintain any kind of insurance or other arrangement the corporation may for the benefit of persons indemnified by the corporation create a trust fund, establish any form of self insurance, secure its indemnity obligation by grant of a security interest or other lien on the assets of the corporation, or establish a letter of credit, guaranty, or surety arrangement. The insurance or other arrangement may be procured, maintained, or established within the corporation or with any insurer or other person deemed appropriate by the board of directors regardless of whether all or part of the stock or other securities of the insurer or other person are owned in whole or in part by the corporation. In the absence of fraud the judgment of the board of directors as to the terms and conditions of the insurance or other arrangement and the identity of the insurer or other person participating in an arrangement shall be conclusive and the insurance or arrangement shall not be voidable and shall not subject the directors approving the insurance or arrangement to liability on any ground regardless of whether directors participating in the approval are beneficiaries of the insurance arrangement.

9.           Any provision of this chapter to the contrary notwithstanding, the provisions of this section shall apply to all existing and new domestic corporations, including but not limited to banks, trust companies, insurance companies, building and loan associations, savings bank and safe deposit companies, mortgage loan companies, corporations formed for benevolent, religious, scientific or educational purposes and nonprofit corporations.

10.           For the purpose of this section, references to "the corporation" include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director, officer, employee or agent of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as he or she would if he or she had served the resulting or surviving corporation in the same capacity.

11.           For purposes of this section, the term "other enterprise" shall include employee benefit plans; the term "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and the term "serving at the request of the corporation" shall include any service as a director, officer, employee, or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

The officers and directors of the Company have entered into indemnification agreements with Great Plains Energy Incorporated (the “Company”) indemnifying such officers and directors to the extent allowed under the above RSMo Section 351.355 (2005).

Article XIII of the Restated Articles of Consolidation of the Company provides as follows:

ARTICLE THIRTEENTH. (a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Company or is or was an employee of the Company acting within the scope and course of his or her employment or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harmless by the Company to the fullest extent authorized by The Missouri General and Business Corporation Law, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid to or to be paid in settlement) actually and reasonably incurred by such person in connection therewith. The Company may in its discretion by action of its Board of Directors provide indemnification to agents of the Company as provided for in this ARTICLE THIRTEENTH. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators.

(b)           Rights Not Exclusive. The indemnification and other rights provided by this ARTICLE THIRTEENTH shall not be deemed exclusive of any other rights to which a person may be entitled under any applicable law, By-laws of the Company, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in any other capacity while holding the office of director or officer, and the Company is hereby expressly authorized by the shareholders of the Company to enter into agreements with its directors and officers which provide greater indemnification rights than that generally provided by The Missouri General and Business Corporation Law; provided, however, that no such further indemnity shall indemnify any person from or on account of such director's or officer's conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. Any such agreement providing for further indemnity entered into pursuant to this ARTICLE THIRTEENTH after the date of approval of this ARTICLE THIRTEENTH by the Company's shareholders need not be further approved by the shareholders of the Company in order to be fully effective and enforceable.

(c)           Insurance. The Company may purchase and maintain insurance on behalf of any person who was or is a director, officer, employee or agent of the Company, or was or is serving at the request of the Company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise against any liability asserted against or incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of this ARTICLE THIRTEENTH.

(d)           Amendment. This ARTICLE THIRTEENTH may be hereafter amended or repealed; however, no amendment or repeal shall reduce, terminate or otherwise adversely affect the right of a person entitled to obtain indemnification or an advance of expenses with respect to an action, suit or proceeding that pertains to or arises out of actions or omissions that occur prior to the later of (a) the effective date of such amendment or repeal; (b) the expiration date of such person's then current term of office with, or service for, the Company (provided such person has a stated term of office or service and completes such term); or (c) the effective date such person resigns his or her office or terminates his or her service (provided such person has a stated term of office or service but resigns prior to the expiration of such term).

Pursuant to RSMo Section 351.355 and the Restated Articles of Consolidation of the Company, the Company maintains directors’ and officers’ liability coverage.

Item 16. List of Exhibits.

Exhibit Number		Description of Exhibit
1.1	+	Form of Underwriting Agreement for general mortgage bonds of Kansas City Power & Light Company.
1.2	+	Form of Underwriting Agreement for notes of Kansas City Power & Light Company.
4.1	**
General Mortgage and Deed of Trust dated as of December 1, 1986, between Kansas City Power & Light Company and UMB Bank, N.A. (formerly United Missouri Bank of Kansas City, N.A.), Trustee (Exhibit 4-bb to Form 10-K for the annual period ended December 31, 1986, File No. 000-51873).

4.2	**	Fourth Supplemental Indenture dated as of February 15, 1992, to Indenture dated as of December 1, 1986 (Exhibit 4-y to Form 10-K for the year ended December 31, 1991, File No. 000-51873).
4.3	**
Fifth Supplemental Indenture dated as of September 15, 1992, to Indenture dated as of December 1, 1986 (Exhibit 4-a to quarterly report on Form 10-Q for the quarter ended September 30, 1992, File No. 000-51873).

4.4	**
Seventh Supplemental Indenture dated as of October 1, 1993, to Indenture dated as of December 1, 1986 (Exhibit 4-a to quarterly report on Form 10-Q for the quarter ended September 30, 1993, File No. 000-51873).

4.5	**	Eighth Supplemental Indenture dated as of December 1, 1993, to Indenture dated as of December 1, 1986 (Exhibit 4 to Form S-3 Registration Statement, Registration No. 33-51799).
4.6	**
Eleventh Supplemental Indenture dated as of August 15, 2005, to the General Mortgage and Deed of Trust dated as of December 1, 1986, between Kansas City Power & Light Company and UMB Bank, N.A. (formerly United Missouri Bank of Kansas City, N.A.), Trustee (Exhibit 4.2 to Form 10-Q for the quarter ended September 30, 2005, File No. 000-51873).

4.7	+
Form of supplemental indenture or other instrument establishing the issuance of one or more series of general mortgage bonds (including the form of general mortgage bond) of Kansas City Power & Light Company.

4.8	**	Indenture dated as of May 1, 2007 between Kansas City Power & Light Company and The Bank of New York Trust Company, N.A., as Trustee (Exhibit 4.1.b to Form 8-K dated June 4, 2007, File No. 000-51873).
4.9	**
Supplemental Indenture No. 1 dated as of June 4, 2007, to Indenture dated as of May 1, 2007 between Kansas City Power & Light Company and The Bank of New York Trust Company, N.A. (Exhibit 4.2 to Form 8-K dated June 4, 2007, File No. 000-51873).

4.10	+	Form of supplemental indenture or other instrument establishing the issuance of one or more series of notes (including the form of note) of Kansas City Power & Light Company.
5.1		Opinion of Mark English, General Counsel and Assistant Secretary of Great Plains Energy Incorporated, regarding the legality of the securities of Kansas City Power & Light Company.
12.1	**
Schedule of computation of ratio of earnings to fixed charges for the years ended December 31, 2006, 2005, 2004, 2003 and 2002 of Kansas City Power & Light Company (Exhibit 12.2 to Annual Report on Form 10-K for the annual period ended December 31, 2006, File No. 000-51873).

23.1		Consent of Deloitte & Touche LLP with respect to Kansas City Power & Light Company.
23.2		Consent of Mark English, General Counsel and Assistant Secretary of Great Plains Energy Incorporated (included as part of Exhibit 5.1).
24.1		Powers of Attorney for Kansas City Power & Light Company.
25.1	++	Form T-1 statement of eligibility of the trustee for the general mortgage bonds of Kansas City Power & Light Company.
25.2		Form T-1 statement of eligibility of the trustee for the notes of Kansas City Power & Light Company.
** Incorporated by reference herein as indicated.

+ To be filed by amendment or pursuant to a report to be filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, if applicable.

++ To be filed by amendment or pursuant to Trust Indenture Act Section 305(b)(2), if applicable.

_______________________________________________

Item 17. Undertakings.

(a)           The undersigned registrant hereby undertakes:

            (1)           to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

            (2)           that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof;

             (3)           to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

          (4)           that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)           each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)           each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5)           that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)           the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)           any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)           The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee for the general mortgage bonds to act under subsection (a) of section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Kansas City, State of Missouri, on this 18th day of December, 2007.

GREAT PLAINS ENERGY INCORPORATED

By:           /s/ William H. Downey
Name:	William H. Downey
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ William H. Downey William H. Downey	President and Chief Executive Officer and Director (Principal Executive Officer)	) ) )
)
/s/ Terry Bassham Terry Bassham	Chief Financial Officer (Principal Financial Officer)	) )
)
/s/ Lori A. Wright Lori A. Wright	Controller (Principal Accounting Officer)	) )
)
David L. Bodde*	Director	) December 18, 2007
)
/s/ Michael J. Chesser Michael J. Chesser	Chairman of the Board	) )
)
Mark A. Ernst*	Director	)
)
Randall C. Ferguson, Jr.*	Director	)
)
Luis A. Jimenez*	Director	)
)
James A. Mitchell*	Director	)
)
William C. Nelson*	Director	)
)
Linda H. Talbott*	Director	)

*By:	/s/ Michael J. Chesser Michael J. Chesser Attorney-in-fact*

 S-9

INDEX TO EXHIBITS

Exhibit Number		Description of Exhibit
1.1	+	Form of Underwriting Agreement for general mortgage bonds of Kansas City Power & Light Company.
1.2	+	Form of Underwriting Agreement for notes of Kansas City Power & Light Company.
4.1	**
General Mortgage and Deed of Trust dated as of December 1, 1986, between Kansas City Power & Light Company and UMB Bank, N.A. (formerly United Missouri Bank of Kansas City, N.A.), Trustee (Exhibit 4-bb to Form 10-K for the annual period ended December 31, 1986, File No. 000-51873).

4.2	**	Fourth Supplemental Indenture dated as of February 15, 1992, to Indenture dated as of December 1, 1986 (Exhibit 4-y to Form 10-K for the year ended December 31, 1991, File No. 000-51873).
4.3	**
Fifth Supplemental Indenture dated as of September 15, 1992, to Indenture dated as of December 1, 1986 (Exhibit 4-a to quarterly report on Form 10-Q for the quarter ended September 30, 1992, File No. 000-51873).

4.4	**
Seventh Supplemental Indenture dated as of October 1, 1993, to Indenture dated as of December 1, 1986 (Exhibit 4-a to quarterly report on Form 10-Q for the quarter ended September 30, 1993, File No. 000-51873).

4.5	**	Eighth Supplemental Indenture dated as of December 1, 1993, to Indenture dated as of December 1, 1986 (Exhibit 4 to Form S-3 Registration Statement, Registration No. 33-51799).
4.6	**
Eleventh Supplemental Indenture dated as of August 15, 2005, to the General Mortgage and Deed of Trust dated as of December 1, 1986, between Kansas City Power & Light Company and UMB Bank, n.a. (formerly United Missouri Bank of Kansas City, N.A.), Trustee (Exhibit 4.2 to Form 10-Q for the quarter ended September 30, 2005, File No. 000-51873).

4.7	+
Form of supplemental indenture or other instrument establishing the issuance of one or more series of general mortgage bonds (including the form of general mortgage bond) of Kansas City Power & Light Company.

4.8	**	Indenture dated as of May 1, 2007 between Kansas City Power & Light Company and The Bank of New York Trust Company, N.A., as Trustee (Exhibit 4.1.b to Form 8-K dated June 4, 2007, File No. 000-51873).
4.9	**
Supplemental Indenture No. 1 dated as of June 4, 2007, to Indenture dated as of May 1, 2007 between Kansas City Power & Light Company and The Bank of New York Trust Company, N.A. (Exhibit 4.2 to Form 8-K dated June 4, 2007, File No. 000-51873).

4.10	+	Form of supplemental indenture or other instrument establishing the issuance of one or more series of notes (including the form of note) of Kansas City Power & Light Company.
5.1		Opinion of Mark English, General Counsel and Assistant Secretary of Great Plains Energy Incorporated, regarding the legality of the securities of Kansas City Power & Light Company.
12.1	**
Schedule of computation of ratio of earnings to fixed charges for the years ended December 31, 2006, 2005, 2004, 2003 and 2002 of Kansas City Power & Light Company (Exhibit 12.2 to Annual Report on Form 10-K for the annual period ended December 31, 2006, File No. 000-51873).

23.1		Consent of Deloitte & Touche LLP with respect to Kansas City Power & Light Company.
23.2		Consent of Mark English, General Counsel and Assistant Secretary of Great Plains Energy Incorporated (included as part of Exhibit 5.1).
24.1		Powers of Attorney for Kansas City Power & Light Company.
25.1	++	Form T-1 statement of eligibility of the trustee for the general mortgage bonds of Kansas City Power & Light Company.
25.2		Form T-1 statement of eligibility of the trustee for the notes of Kansas City Power & Light Company.

** Incorporated by reference herein as indicated.

+ To be filed by amendment or pursuant to a report to be filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, if applicable.

++ To be filed by amendment or pursuant to Trust Indenture Act Section 305(b)(2), if applicable.